Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT: Chris Holloway
July 10, 2008	Nordstrom, Inc.
(206) 303-3290

MEDIA CONTACT: Michael Boyd
Nordstrom, Inc.
(206) 373-3038
NORDSTROM REPORTS JUNE SALES
     SEATTLE (July 10, 2008) – Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $731 million for the five-week period ended July 5, 2008, a decrease of 14.1 percent compared to sales of $851 million for the five-week period ended July 7, 2007. Same-store sales decreased 18.6 percent. The company’s June sales results were negatively impacted by the shift of the Half-Yearly Sale for Women and Kids into May.
     The company believes that quarter-to-date results, which combine the results of May and June 2008, provide the most accurate view of recent sales trends. Preliminary quarter-to-date sales of $1.45 billion decreased 2.8 percent compared to sales of $1.49 billion during the same period in 2007. Quarter-to-date same-store sales decreased 5.9 percent.
     Preliminary year-to-date sales of $3.33 billion decreased 3.4 percent compared to sales of $3.44 billion for the same period in 2007. Year-to-date same-store sales decreased 6.2 percent.
     Although second quarter-to-date sales results were consistent with the company’s expectations, the competitive and economic environment remains challenging. The company experienced higher levels of markdowns than in past years as it cleared spring merchandise during the Half-Yearly Sale for Women and Kids in May and the Half-Yearly Sale for Men in June. Due to lower gross profit margins, the company now expects that earnings for the current quarter will be at the low end or slightly below its previously announced earnings per share outlook of 65 to 70 cents.
     The company’s annual Anniversary Sale starts on July 18th and has traditionally been enthusiastically received by Nordstrom customers. As a result, July has historically been the second-largest sales month of the year and will be an important part of the quarter.
     The company will release July sales results on August 7th and second quarter earnings results on August 14th. In keeping with its normal practice, the company will update third quarter and full-year outlook upon releasing second quarter earnings on August 14th.
Sales Recording
     To hear Nordstrom’s pre-recorded June sales message, please dial 800-891-8250 or 402-220-6036. This recording will be available for one week.
JUNE SALES RESULTS
(unaudited; $in millions)

	Total Sales			Same-store Sales[2]
			Percent
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2008	2007[1]	(Decrease)	Total	Stores	Stores

June	$731	$851	(14.1%)	(18.6%)	(23.6%)	5.5%

Quarter-to-date	$1,447	$1,489	(2.8%)	(5.9%)	(9.0%)	6.2%

Year-to-date	$3,326	$3,443	(3.4%)	(6.2%)	(9.0%)	5.3%

Number of stores
Full-line	105	98
Rack and other	54	55
Façonnable boutiques[3]	—	41

Total	159	194

Gross square footage	21,139,000	20,191,000

[1]	Total sales results for fiscal 2007 include sales from the company’s international and domestic Façonnable boutiques.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On October 31, 2007, the company completed the sale of Façonnable.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

July Sales Release	Thurs., August 7, 2008
Second Quarter Earnings Release	Thurs., August 14, 2008
August Sales Release	Thurs., September 4, 2008
September Sales Release	Thurs., October 9, 2008
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 159 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 105 full-line stores, 50 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s expected quarterly results. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the results of the company’s Anniversary Sale, the impact of economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the competitive pricing environment within the retail sector, effective inventory management, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, the company’s ability to safeguard its brand and reputation, efficient and proper allocation of the company’s capital resources, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, the company’s ability to control costs, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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